Exhibit 10.1

SHARE PURCHASE AGREEMENT

DATED SEPTEMBER 24, 2026

between

THE ELMET GROUP CO.

and

MASAN HORIZON COMPANY LIMITED

i

ii

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on September 24, 2026 by and between:

(A)	THE ELMET GROUP CO.

Registered Address:	280 Fore St., Suite 301 Portland, Maine 04101
Jurisdiction of incorporation:	Delaware

(The Elmet Group Co. shall be referred to hereinafter as the “Buyer”).

and

(B)	MASAN HORIZON COMPANY LIMITED

Registered Address:	23 Le Duan, Sai Gon Ward, Ho Chi Minh City, Vietnam
Enterprise code:	0309966871
Jurisdiction of incorporation:	Vietnam

(Masan Horizon Company Limited shall be referred to hereinafter as the “Seller”).

(The Buyer and the Seller shall be collectively referred to hereinafter as the “Parties” and each individually as a “Party”).

RECITALS

(A)	Masan High-Tech Materials Corporation, enterprise registration number 0309966889, is a public company incorporated in Vietnam whose ordinary shares (“Shares”) are registered for trading on the UPCoM under the trading code MSR (the “Company”).

(B)	The Seller is the legal and beneficial owner of the Sale Shares (as defined below).

(C)	The Seller has agreed to sell, and the Buyer has agreed to purchase, the Sale Shares, by way of a secondary sale, for the Purchase Price, on and subject to the terms of this Agreement and the applicable Law and Trading Rules.

NOW, THEREFORE, in consideration of the representations, warranties, mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties, intending to be legally bound, hereby agree as follows:

Article 1. DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions

In this Agreement (including the recitals above and the annexures, schedules and exhibits hereto), except where the context otherwise requires, (i) capitalized terms defined by inclusion in quotations and/or parenthesis have the meanings so ascribed; and (ii) the following words and expressions shall have the following meanings:

“Adjustment Period” has the meaning set forth in Section 3.05(g).

“Affiliate” means, with respect to a Person, any other Person Controlling, Controlled by, or under common Control with the first Person.

“Agreed Form” means, in relation to any document, the form and substance of that document to be agreed and confirmed in writing (including by email) by the Parties.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Authorization” includes any consent, authorization, permit, registration, filing, lodgment, agreement, notarization, certificate, permission, license, approval, authority or exemption from, by or with a Governmental Authority.

“BOD” means the board of directors of the Company, as constituted from time to time.

“Break-Fee” has the meaning set forth in Section 6.03(c).

“Broker” means the Buyer Broker or the Seller Broker, as the context requires.

“Business Day” means a business day (other than a Saturday or Sunday or other day) on which commercial banks are open for the transaction of business in Vietnam.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Broker” means Vietcap Securities Joint Stock Company, a securities company in Vietnam that is licensed by the SSC and registered as a member of the VSDC.

“Buyer Conditions Precedent” means the conditions to the Buyer’s obligation to deliver the Buyer Put-Through Instruction and to procure the entry, matching and confirmation of the put-through orders to effect the Put-Through Transaction or where applicable, to procure the effecting of the Off-band Transaction, on the Closing Date, set out in Section 3.01, as any such condition may be waived by the Buyer in writing in accordance with Section 3.01.

“Buyer Put-Through Instruction” means a binding irrevocable instruction delivered by the Buyer to the Buyer Broker to immediately deal with the Seller Broker to purchase the Sale Shares from the Seller at the Purchase Price per Share (unless otherwise agreed by the Parties) and procure that an amount equal to the Purchase Price is credited to the Seller’s Securities Account No. [**] opened at Vietcap Securities Joint Stock Company.

“Buyer Warranty” means each warranty of the Buyer contained in Section 7.02, and “Buyer Warranties” means all those warranties.

“Ceiling Price” means, in respect of the Shares on any Trading Day, the maximum price at which the Shares may be traded on UPCoM on that Trading Day, determined by reference to the applicable Reference Price on that Trading Day and the trading band applicable on UPCoM, in accordance with the applicable Trading Rules.

“Circular 96” means Circular No. 96/2020/TT-BTC dated November 16, 2020 of the Ministry of Finance providing guidelines on disclosure of information on securities market, as amended, supplemented or replaced from time to time, including, without limitation, by Circular No. 08/2026/TT-BTC dated February 3, 2026 of the Ministry of Finance.

“Closing” means the completion of the Transaction on the Closing Date, subject to and in accordance with the terms of this Agreement. For the avoidance of doubt, where the Transaction is conducted by way of a Put-Through Transaction, settlement of the Sale Shares and payment of the Purchase Price shall occur after the Closing Date on the Settlement Date through VSDC and the applicable trading, clearing and settlement system in accordance with Section 4.04 and the Trading Rules.

“Closing Date” means the First Intended Closing Date, except where Closing is deferred in accordance with Section 4.05, the Closing Date shall either be (i) the Trading Day on which the put-through orders for the Sale Shares are entered, matched and confirmed in accordance with Section 4.05(g), or (ii), in the case of an Off-band Transaction, on which the Off-band Transaction is effected under the VSDC Confirmation in accordance with Section 4.05(f).

“Commercial Agreements” means (a) the External Volume Sale Agreement; (b) the External Volume Purchase Agreement; (c) the Internal Volume Sale Agreement; and (d) the Internal Volume Purchase Agreement, in each case in the Agreed Form appended to this Agreement at Schedule 2, to be entered into between Elmet Technologies LLC and MTC, in each case to be executed, held and released in accordance with Section 5.02, and each of which is a separate Transaction Document and a separate agreement between the parties to it; and “Commercial Agreement” means any of them.

“Company” has the meaning set forth in the recitals of this Agreement.

“Company Charter” means the charter of the Company, as amended from time to time.

“Conditions Precedent” means the Buyer Conditions Precedent, the Seller Conditions Precedent and the Regulatory Condition Precedent; and “Condition Precedent” means any of them.

“Confidential Business Information” means, with respect to a Person, the confidential or proprietary financial information, business or technical information, data, trade secrets, expertise, technique or know-how of such Person, including, but not limited to, research plans, product plans, products, services, customer information, customer lists, customer’s required specifications, market studies, details of inventions, processes, formulas, marketing plans, finances, commercial or other business information of such Person.

“Confidential Information” has the meaning set forth in Section 8.04(a).

“Control” means, with respect to any Person, (a) the possession, directly or indirectly, of power to direct or cause the direction of management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person; (b) the ability, whether exercised or held directly or indirectly, to exercise more than 50% (fifty percent) of the votes at any general meeting of shareholders (or the closest equivalent governing body) of such Person; or (c) the ability to appoint more than 50% (fifty percent) of the directors (or the closest equivalent governing body) of such Person. The terms “Controlling”, “Controlled by” and similar words shall be construed accordingly.

“Cut-Off Time” means, in the case of the Put-Through Transaction, immediately before the first put-through order is entered, and in the case of the Off-band Transaction, immediately before the earlier of submission of the transfer request to the VSDC and transfer of the Purchase Price.

“Disclosed Encumbrances” means the Encumbrances set out in Schedule 3 (Disclosed Encumbrances).

“Encumbrance” means any mortgage, pledge, charge, hypothecation, assignment, lien, attachment, set-off or security interest of any kind whatsoever.

“First Intended Closing Date” has the meaning set forth in Section 4.01(a).

“Floor Price” means, in respect of the Shares on any Trading Day, the minimum price at which the Shares may be traded on UPCoM on that Trading Day, determined by reference to the applicable Reference Price on that Trading Day and the trading band applicable on UPCoM, in accordance with the applicable Trading Rules.

“Fundamental Warranties” means the (i) Seller Warranties set forth from Section 7.01(a) to Section 7.01(h), and (ii) the Buyer Warranties set forth from Section 7.02(a) to Section 7.02(f).

“Funding Agreement” has the meaning set forth in Section 7.02(i).

“Governmental Authority” means any applicable government or governmental, semi- governmental, supranational, arbitral or judicial entity, court, agency or authority, and also includes any stock exchange, where applicable.

“HNX” means the Hanoi Stock Exchange.

“Law” or “Laws” means all applicable laws, statutes, rules, regulations, orders, writs, judgments, decrees, injunctions, administrative interpretations, directives, policies, guidelines and pronouncements of any Governmental Authority, for the time being in force.

“Law on Securities” means the Law on Securities No. 54/2019/QH14 adopted by the National Assembly of Vietnam on November 26, 2019.

“Long Stop Date” means the date falling thirty (30) Business Days after the Signing Date, provided that if Closing is deferred under Section 4.05 pending the Trading Band Approval, the Long Stop Date shall be automatically extended to the date falling thirty (30) Business Days after the First Intended Closing Date, or such later date as may result from any extension pursuant to Section 3.05(h) or as the Parties may agree in writing pursuant to Section 4.05(d); and provided further that, if the Trading Band Approval is granted and the Parties agree to proceed with the Off-band Transaction under Section 4.05, within the last five (5) Business Days before the Long Stop Date, the Long Stop Date shall be further extended by ten (10) Business Days to permit completion of the Off-band Transaction.

“Losses” means direct losses, damages, liabilities, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right or remedy under this Agreement; provided, however, that “Losses” shall not include punitive or exemplary damages, indirect or consequential losses, special damages, diminution in value, loss of opportunity, loss of goodwill, reputational loss or loss of profit, except to the extent finally awarded to a Third Party against the relevant Party.

“Material Adverse Effect” means an event or circumstance occurring after the Signing Date and beyond the reasonable control of the Parties, the Company and the Relevant Subsidiaries, including the destruction of or damage to any of their properties, plant or equipment, which directly results in the Company and the Relevant Subsidiaries, taken as a whole, being incapable of carrying on all or substantially all of their operating business, where that incapacity is enduring rather than temporary and is not reasonably capable of being overcome by available mitigation, recovery or alternative operating arrangements. No other event, circumstance or change constitutes a Material Adverse Effect, including any threatened event, any circumstance existing before the Signing Date or its subsequent discovery, any damage to or interruption of a single facility or production line while the business of the Company and the Relevant Subsidiaries, taken as a whole, remains capable of being carried on, any change in prices, exchange rates, costs, margins, demand, forecasts, market or economic conditions, in Law or in the financial condition, results, profitability or prospects of any Party or of the Company or any Relevant Subsidiary, any inability to obtain financing, any regulatory or licensing development, or any interruption of feedstock, utilities, transport or production that does not independently satisfy the foregoing requirements. The Buyer bears the burden of establishing each element of a Material Adverse Effect and shall first give the Seller written notice identifying the event, its effect on the operating business of the Company and the Relevant Subsidiaries and the basis on which the resulting incapacity is said to be enduring, together with supporting evidence; a notice or declaration of force majeure under any other agreement is not of itself evidence that a Material Adverse Effect has occurred. Neither the Seller nor the Company is obliged to repair, reinstate or reconstruct any property, plant or equipment, or to put in place any alternative operating arrangement, in order to prevent a Material Adverse Effect from occurring or continuing, and nothing in Section 3.03 requires it to do so.

“MTC” means Masan Tungsten Limited Liability Company, a company incorporated in Vietnam, having the enterprise code 4601163743.

“Off-band Transaction” means the transfer of ownership of the Sale Shares from the Seller to the Buyer effected by VSDC outside the trading system of UPCoM in accordance with Section 4.05 and the Trading Rules.

“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.

“Permitted Trading Band” means, in respect of the Shares on any Trading Day, the range from and including the Floor Price to and including the Ceiling Price applicable to the Shares on that Trading Day under the Trading Rules.

“Person” means any individual, firm, company, corporation, Governmental Authority, association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality).

“Purchase Price” means VND 3,231,025,000,000, being the aggregate consideration payable by the Buyer to the Seller for the Sale Shares, subject to amendment by agreement of the Parties.

“Purchase Price per Share” means an amount in VND equal to the Purchase Price divided by the number of Sale Shares.

“Put-Through Transaction” has the meaning set forth in Section 2.01.

“Reference Price” means, in respect of the Shares, such price per share determined in accordance with Article 20.4 of Decision No. 23/QĐ-HĐTV dated 18 March 2026 issued by the Vietnam Exchange (VNX).

“Regulatory Condition Precedent” has the meaning set forth in Section 3.05(a).

“Relevant Subsidiaries” means Masan Tungsten Limited Liability Company, having enterprise registration number 4601163743 and Nui Phao Mining Company Limited, having enterprise registration number 4600864513.

“Rules” has the meaning set forth in Section 8.09(a).

“Sale Shares” means 55,138,174 existing Shares legally and beneficially owned by the Seller and sold by the Seller to the Buyer pursuant to this Agreement, representing four point ninety-nine percent (4.99%) of the total issued and outstanding voting Shares of the Company as at the Signing Date.

“Securities Account” means a securities trading and depository account opened by a Party with its respective Broker and registered or maintained in accordance with applicable Law and VSDC rules.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Broker” means Vietcap Securities Joint Stock Company, a securities company in Vietnam that is licensed by the SSC and registered as a member of the VSDC.

“Seller Conditions Precedent” means the conditions to the Seller’s obligation to deliver the Seller Put-Through Instruction and to procure the entry, matching and confirmation of the put-through orders to effect the Put-Through Transaction or where applicable, to procure the effecting of the Off-band Transaction, on the Closing Date, set out in Section 3.02, as any such condition may be waived by the Seller in writing in accordance with Section 3.02.

“Seller Put-Through Instruction” means a binding irrevocable instruction delivered by the Seller to the Seller Broker to immediately deal with the Buyer Broker to sell the Sale Shares at the Purchase Price per Share (unless otherwise agreed by the Parties) to the Buyer and procure that such Sale Shares are credited to the Securities Account of the Buyer opened at the Buyer Broker.

“Seller Warranty” means each warranty of the Seller contained in Section 7.01, and “Seller Warranties” means all those warranties.

“Settlement Date” means the Trading Day on which settlement of the Sale Shares and payment of the Purchase Price are completed through VSDC and the applicable trading, clearing and settlement system in accordance with the Trading Rules following the Closing Date, which, under the Trading Rules in effect as at the Signing Date, is expected to be the second Trading Day after the Closing Date, or such other Trading Day on which such settlement is actually completed in accordance with the Trading Rules.

“Shareholders’ Agreement” means the shareholders’ agreement between the Seller and the Buyer, entered into on or about the Signing Date.

“Shares” has the meaning set forth in the recitals of this Agreement.

“Signing Date” means the date of this Agreement.

“Simplified Agreement” has the meaning set forth in Section 8.21.

“SSC” means the State Securities Commission of Vietnam.

“Surviving Provisions” has the meaning set forth in Section 6.02(a).

“Taxes” means all taxes, levies, duties, imposts, charges and withholdings of any nature imposed by any Governmental Authority, together with any related interest, penalties and surcharges.

“Third Party” means any Person other than (i) the Seller or any of its Affiliates, and (ii) the Buyer or any of its Affiliates.

“Trading Band Approval” means the approval of the SSC for the Transaction to be implemented outside the trading system of UPCoM at the Purchase Price per Share notwithstanding that the Purchase Price per Share falls outside the Permitted Trading Band.

“Trading Day” means a day when UPCoM is open for trading.

“Trading Rules” means all applicable laws, regulations, rules, operating procedures and guidance of the SSC, VNX, HNX, UPCoM, VSDC and any other competent Governmental Authority applicable to the sale, purchase, trading, transfer and settlement of the Sale Shares.

“Transaction” means the sale by the Seller, and purchase by the Buyer, of the Sale Shares by way of a Put-Through Transaction or, where Section 4.05 applies, by way of an Off-band Transaction, in each case in accordance with this Agreement and the Trading Rules.

“Transaction Documents” means (a) this Agreement; (b) the Shareholders’ Agreement; (c) the Commercial Agreements, each in the Agreed Form appended to this Agreement at Schedule 2; (d) the Simplified Agreement; and (e) any other document designated as a “Transaction Document” in writing by the Parties; each of which, other than this Agreement, shall be in Agreed Form on or before the Signing Date and shall be executed at Closing, and each of which shall become effective in accordance with its terms, provided that no Commercial Agreement shall become effective before completion of settlement of the Sale Shares and payment of the Purchase Price; and “Transaction Document” means any one of them.

“Tribunal” has the meaning set forth in Section 8.09(b).

“UPCoM” means the securities exchange market for unlisted public companies organized under the HNX, on which the Shares are registered for trading.

“VAS” means the Vietnamese Accounting Standards and accounting principles applicable to companies operating in Vietnam issued by the Ministry of Finance of Vietnam or any competent Governmental Authority from time to time.

“Vietnam” means the Socialist Republic of Vietnam.

“VND” or “Vietnamese Dong” means the lawful currency of Vietnam.

“VNX” means the Vietnam Exchange.

“VSDC” means the Vietnam Securities Depository and Clearing Corporation (or previously known as the Vietnam Securities Depository).

“VSDC Confirmation” has the meaning set forth in Section 4.05(f)(iv).

“Willful Breach” means a deliberate act or deliberate failure to act by a Party with actual knowledge that such act or failure to act constitutes a material breach of this Agreement and would reasonably be expected to prevent Closing.

Section 1.02 Interpretation

(a) The meanings of the terms defined in this Agreement are equally applicable to both the singular and plural forms of the terms. Except where the context otherwise requires, words importing the singular number include the plural number and vice versa.

(b) If there is a conflict between the meaning of a specific article and its heading, the contents of the article shall be applied to settle matters relating to the scope of such article. Headings are for convenience only and do not affect the interpretation of the applicable articles, sections or paragraphs of this Agreement.

(c) Reference herein to Schedules, Appendices, Articles, Sections, Clauses and paragraphs are, unless otherwise stated, references to schedules, appendices, articles, sections, clauses and paragraphs of this Agreement.

(d) The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof.

(e) Reference to any document, instrument, or agreement shall (i) include all appendices, exhibits, schedules, and other attachments thereto, (ii) include all documents, instruments, or agreements issued or executed in replacement thereof, and (iii) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified, and supplemented from time to time in accordance with the terms thereof and in effect at any given time.

(f) Unless specified otherwise, a reference to a time of day is a reference to Vietnam time.

(g) Reference to any Law, Trading Rule, administrative document, statute, law, decree, decision, or regulation shall be construed as a reference to such Law, administrative document, statute, law, decree, decision, or regulation as re-enacted, re-designated, amended, or extended from time to time.

(h) References to “include” or “including” are to be construed without limitation.

(i) The words “directly or indirectly” mean directly, or indirectly through one (1) or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” have the correlative meanings.

(j) The word “or” shall not be exclusive.

(k) Each Commercial Agreement is a separate agreement between the parties to it. The Commercial Agreements and this Agreement are linked only as, and to the extent, expressly provided in this Agreement or in the relevant Commercial Agreement, and nothing in this Agreement shall be construed as causing the Commercial Agreements to constitute, together with each other or with this Agreement, a single agreement or a single arrangement.

Article 2. SALE AND PURCHASE OF SHARES

Section 2.01 Sale and Purchase of Shares

On and subject to the terms of this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, the Sale Shares by way of a negotiated put-through transaction on UPCoM in accordance with the Trading Rules (the “Put-Through Transaction”) or where Section 4.05 applies, by way of an Off-band Transaction. The Sale Shares shall be sold free from any Encumbrance, together with all rights attaching to the Sale Shares including the right to receive all distributions and dividends declared, paid or made in respect of the Sale Shares, (a) in the case of the Put-Through Transaction, as from the Settlement Date, and (b) in the case of the Off-band Transaction, as from the Closing Date. For the avoidance of doubt, the Buyer is not entitled to the interim dividend for the 2026 financial year declared by the Company, the record date for which is 17 September 2026, or to any dividend or distribution declared before the applicable date specified in (a) or (b) of the immediately preceding sentence, notwithstanding that such distribution or dividend may be paid or made on or after such date.

Section 2.02 Payment of Purchase Price and Settlement Arrangements

(a) No later than five (5) Business Days prior to the First Intended Closing Date, the Buyer shall ensure that its Securities Account, securities trading code, indirect investment account, non-resident current account in USD, Broker arrangements and all other payment and settlement arrangements required under applicable Law and the Trading Rules are fully opened, obtained and operational. No later than three (3) Business Days prior to the First Intended Closing Date, the Buyer shall ensure that an amount in USD sufficient to fund the Purchase Price in full has been credited to the Buyer’s non-resident current account in USD with the licensed bank at which its indirect investment account is maintained. No later than one (1) Business Day prior to the First Intended Closing Date, the Buyer shall ensure that such amount has been converted into VND, credited to its indirect investment account and transferred to its account with the Buyer Broker, so that sufficient funds are available in that account to pay the Purchase Price in full and to settle the purchase of the Sale Shares in accordance with this Agreement and the Trading Rules. Before the Seller is required to enter or confirm its put-through order, the Buyer shall provide written confirmation that the full Purchase Price is funded and blocked for settlement. The Buyer shall provide evidence reasonably satisfactory to the Seller of each of the foregoing (which may include written confirmation from the Buyer Broker, bank remittance confirmation, account balance confirmation or such other documentary evidence as the Seller may reasonably require). Except as set forth in Section 2.02(b), the Buyer shall maintain that funding in place and blocked for settlement, and shall not withdraw, release, encumber or otherwise apply it for any other purpose, until completion of settlement of the purchase of the Sale Shares and payment of the Purchase Price.

(b) In the event that the Closing Date is extended pursuant to Section 3.05(h) or Section 4.05 for a period longer than five (5) Business Days, Buyer shall not be required to maintain funding in place for a period longer than two (2) Business Days after the First Intended Closing Date. Upon notification of the date of the rescheduled Closing Date, Buyer shall comply with its obligations set forth in Section 2.02(a), with references to the First Intended Closing Date replaced by reference to the rescheduled Closing Date. If the rescheduled Closing Date is fewer than three (3) Business Days after the date on which such rescheduled Closing Date is determined, the Buyer shall comply with the funding requirement in the second sentence of Section 2.02(a) as soon as reasonably practicable following such determination and shall in all events comply with the conversion and transfer requirement in the third sentence of Section 2.02(a) no later than one (1) Business Day prior to the rescheduled Closing Date.

(c) The Seller shall not be required to enter, confirm or procure the entry or confirmation of any put-through order in respect of the Sale Shares unless and until the Buyer has complied with Section 2.02(a). Where the Buyer’s non-compliance results solely from a documented administrative delay of a Broker, VSDC or a licensed bank which the Buyer has not caused or contributed to, directly or indirectly, the Buyer shall have two (2) Business Days from the Seller’s notice, or from the time the relevant impediment is removed where its removal is not within the Buyer’s control, to cure, and that delay shall not of itself constitute a breach of this Agreement or give rise to the Break-Fee. This paragraph does not extend the Long Stop Date or prejudice either Party’s rights where a Condition Precedent remains unsatisfied at that date. Neither Party shall orchestrate or contribute to any delay, directly or indirectly, with a view to relying on this Section.

(d) In the case of a Put-Through Transaction, payment of the Purchase Price and delivery of the Sale Shares shall occur on the Settlement Date through the trading, clearing and settlement system applicable to UPCoM put-through transactions in accordance with the Trading Rules and Section 4.04. The Parties acknowledge that, under the Trading Rules in effect as at the Signing Date, settlement is expected to occur on the second Trading Day after the Closing Date. In the case of an Off-band Transaction, delivery of the Sale Shares and payment of the Purchase Price shall occur in accordance with Section 4.05.

(e) Each Party shall procure that its respective Broker takes all actions required to effect and settle the Transaction in accordance with this Agreement and the Trading Rules.

Article 3. CONDITIONS PRECEDENT

Section 3.01 Conditions to the Buyer’s Obligations

The Buyer’s obligation to deliver the Buyer Put-Through Instruction and to procure the entry, matching and confirmation of the put-through orders to effect the Put-Through Transaction or where applicable, to procure the effecting of the Off-band Transaction, on the Closing Date is subject only to the satisfaction, or waiver by the Buyer in writing, of the following conditions:

(a) the Buyer having received from the Seller a copy of duly passed resolutions of the Seller’s board of directors, members’ council or other competent governing body approving the Transaction and the entry into and performance by the Seller of the Transaction Documents to which it is a party;

(b) the Seller Warranties being true, accurate and not misleading as of the Signing Date and as of the Closing Date (as though such warranties were made at and as of such date), except for any Seller Warranty that expressly relates to a specific date, in which case such Seller Warranty shall be true, accurate and not misleading as of that date;

(c) the Transaction Documents (other than this Agreement) having been executed in the Agreed Form and, in the case of the Commercial Agreements, the executed counterparts being held in accordance with Section 5.02, and none of them having been terminated or repudiated, other than as a result of any breach or default by the Buyer or any of its Affiliates;

(d) no Law, order, injunction, trading suspension, market suspension or other restriction having been issued or imposed by any Governmental Authority, UPCoM, HNX, VSDC, VNX or the SSC that prohibits the sale, purchase, trading or settlement of the Sale Shares in accordance with this Agreement and the Trading Rules;

(e) the Seller having performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by the Seller on or before Closing;

(f) no decision, order, prohibition, or injunction having been issued by any relevant Governmental Authority which would prohibit or constrain the consummation of the Transaction contemplated under this Agreement; and

(g) no Material Adverse Effect having occurred which is continuing immediately before the Cut-Off Time.

Section 3.02 Conditions to the Seller’s Obligations

The Seller’s obligation to deliver the Seller Put-Through Instruction and to procure the entry, matching and confirmation of the put-through orders to effect the Put-Through Transaction or where applicable, to procure the effecting of the Off-band Transaction, on the Closing Date is subject only to the satisfaction, or waiver by the Seller in writing, of the following conditions:

(a) the Seller having received from the Buyer a copy of duly passed resolutions of the Buyer’s board of directors or other competent governing body approving the Transaction and the entry into and performance by the Buyer of the Transaction Documents to which it is a party;

(b) the Buyer having provided evidence reasonably satisfactory to the Seller that it has opened and obtained the Securities Account at the Buyer Broker, a securities trading code with the VSDC, an indirect investment account at a licensed bank and a non-resident current account in USD at that bank required for payment of the Purchase Price and acquisition of the Sale Shares, in each case in accordance with this Agreement, applicable Law and the Trading Rules;

(c) the Buyer having provided evidence reasonably satisfactory to the Seller that the Buyer has funded its account with the Buyer Broker with an amount sufficient to pay the Purchase Price in full and to settle the purchase of the Sale Shares in accordance with this Agreement and the Trading Rules. Such evidence shall include written confirmation from the Buyer Broker or the Buyer’s custodian bank and a copy of the Funding Agreement, redacted as to information not relevant to the commitment and availability of the funding;

(d) the Buyer having provided to the Seller copies of, or evidence reasonably satisfactory to the Seller of, binding offtake arrangements between the Buyer or any of its Affiliates and [**] of tungsten concentrate contemplated by the Commercial Agreements, which are in full force and effect and which are sufficient to enable the relevant Affiliate of the Buyer to perform its supply obligations under the Commercial Agreements for their term;

(e) the Buyer Warranties being true, accurate and not misleading as of the Signing Date and as of the Closing Date (as though such warranties were made at and as of such date), except for any Buyer Warranty that expressly relates to a specific date, in which case such Buyer Warranty shall be true, accurate and not misleading as of that date;

(f) the Transaction Documents (other than this Agreement) having been executed in the Agreed Form and, in the case of the Commercial Agreements, the executed counterparts being held in accordance with Section 5.02, and none of them having been terminated or repudiated, other than as a result of any breach or default by the Seller or any of its Affiliates;

(g) no Law, order, injunction, trading suspension, market suspension or other restriction having been issued or imposed by any Governmental Authority, UPCoM, HNX, VNX, VSDC or the SSC that prohibits the sale, purchase, trading or settlement of the Sale Shares in accordance with this Agreement and the Trading Rules;

(h) the Buyer having performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by the Buyer on or before Closing; and

(i) no decision, order, prohibition, or injunction having been issued by any relevant Governmental Authority which would prohibit or constrain the consummation of the Transaction contemplated under this Agreement.

Section 3.03 Responsibility for Satisfaction

(a) The Seller shall use commercially reasonable efforts to ensure the satisfaction of the conditions set out in Section 3.01 as soon as possible after the Signing Date and, in any event, prior to the scheduled First Intended Closing Date and, if the Closing is deferred under Section 4.05, immediately prior to the actual Closing Date.

(b) The Buyer shall use commercially reasonable efforts to ensure the satisfaction of the conditions set out in Section 3.02 as soon as possible after the Signing Date and, in any event, prior to the scheduled First Intended Closing Date and, if the Closing is deferred under Section 4.05, immediately prior to the actual Closing Date.

(c) Each Party shall promptly notify the other Party upon becoming aware that any condition to Closing has been satisfied or cannot reasonably be expected to be satisfied by the scheduled First Intended Closing Date.

Section 3.04 Cooperation

Each Party shall cooperate in good faith and provide all documents, information, instructions and assistance reasonably required by the other Party or its Broker to implement the Transaction as a Put-Through Transaction on UPCoM in accordance with the Trading Rules or where applicable, as an Off-Band Transaction.

Section 3.05 Regulatory Condition to Closing

(a) The obligation of each Party to proceed to Closing is subject to the satisfaction, at or prior to Closing, of the following regulatory condition precedent (the “Regulatory Condition Precedent”): to the extent the Purchase Price per Share falls outside the Permitted Trading Band on the scheduled First Intended Closing Date, the Trading Band Approval having been obtained.

(b) The Parties agree that the Regulatory Condition Precedent may not be waived by either Party, except where the Parties proceed with the Put-Through Transaction in accordance with Section 4.05(g).

(c) The Seller shall use its best reasonable efforts to ensure that the Regulatory Condition Precedent is satisfied at the earliest practicable date and in any event no later than the Long Stop Date. The Seller shall keep the Buyer promptly and sufficiently informed of the status of the approval process. The Parties acknowledge and agree that the Seller’s best reasonable efforts shall at all times be subject to the discretion and approval of the SSC and any other Governmental Authority, and the Parties shall work together in good faith to obtain the Trading Band Approval.

(d) The Seller undertakes to submit the application for the Trading Band Approval to the SSC as soon as reasonably practicable after the determination under Section 4.02(c). The Seller shall keep the Buyer promptly and sufficiently informed of the progress of the application and shall provide the Buyer with a copy of the application as submitted, redacted to the extent it contains information concerning the Seller or the Company that is not required for the Buyer’s purposes. The Buyer shall provide all documents, information, confirmations and assistance requested by the Seller, requested by the SSC or required under applicable Law for the purposes of that application, in each case promptly and at its own cost.

(e) Subject to Section 3.05(b) and Section 3.05(g), if the Regulatory Condition Precedent has not been fulfilled on or before the Long Stop Date, either Party may terminate this Agreement by notice to the other Party, with the consequences set out in Section 6.02, for so long as the terminating Party did not deliberately take or omit to take, or cause to be taken or omitted to be taken, any action which led to the Regulatory Condition Precedent not being fulfilled on or before the Long Stop Date.

(f) The Seller’s obligations under Section 3.05(c) and Section 3.05(d) are obligations to use best reasonable efforts. Non-satisfaction of the Regulatory Condition Precedent, including any refusal, delay or failure by the SSC to grant the Trading Band Approval, shall not of itself constitute a failure by either Party to comply with its obligations under this Agreement. Whether any act or omission of a Party constitutes a Willful Breach is determined in accordance with the definition of that term, and nothing in this Section 3.05 deems any act or omission to be a Willful Breach.

(g) If the Trading Band Approval is refused, or if either Party reasonably considers that the Trading Band Approval is unlikely to be obtained, the Parties shall consult in good faith for a period not exceeding ten (10) Business Days to consider legally permissible alternatives for implementing the Transaction (the “Adjustment Period”). The Parties shall not be required to agree to any structure that would transfer, reallocate or replicate any part of the Purchase Price through any Commercial Agreement or other arrangement unless each Party is satisfied, acting reasonably and after consultation with its legal, tax and financial advisers, that such arrangement is lawful, enforceable, on arm’s length terms and does not create adverse legal, tax, accounting, securities law, disclosure or regulatory consequences for that Party or any of its Affiliates. No Party shall be in breach of this Agreement solely by declining to proceed with any such alternative arrangement.

(h) The Adjustment Period shall be extended by such further period as the Parties, acting reasonably and in good faith and having regard to the progress of the discussions contemplated by Section 3.05(g), may agree in writing, and the Long Stop Date shall be extended by the same period.

(i) Any adjustment agreed under Section 3.05(g) shall be documented by amendment to the relevant Commercial Agreements, executed simultaneously with Closing, shall be on arm’s length terms and shall be implemented in compliance with applicable Law and the Trading Rules. Neither Party is obliged to agree to any adjustment under Section 3.05(g), and the expiry of the Adjustment Period without agreement shall not of itself constitute a breach of this Agreement by either Party, subject to Section 3.05(f).

Article 4. CLOSING

Section 4.01 Closing Date

(a) Subject to satisfaction or waiver of the conditions set out in Article 3 (except for Section 3.05) and subject to Section 4.05, other than those Conditions Precedent that by their nature are to be satisfied at and/or by actions taken at the Closing without prejudice to the requirement that such Conditions Precedent be satisfied at Closing, Closing shall first be scheduled to take place on 1 October 2026, or such other date as the Parties may agree in writing (such date being the “First Intended Closing Date”). If Closing is deferred in accordance with Section 4.05, the Closing Date shall be the Trading Day on which Closing actually occurs in accordance with Section 4.05.

(b) The Parties shall use commercially reasonable efforts to ensure that all conditions set out in Article 3 (except for Section 3.05) are satisfied or waived as soon as practicable following the Signing Date and in any event before the First Intended Closing Date, with a view to proceeding with Closing on that Date.

(c) If Closing does not occur on the First Intended Closing Date solely because the Purchase Price per Share is outside the Permitted Trading Band, Section 3.05 and Section 4.05 shall apply and, if Closing is deferred in accordance with Section 4.05, the Settlement Date shall be determined by reference to the actual Closing Date.

Section 4.02 Trading Band Test

(a) No later than 9:00 a.m. Vietnam time on the scheduled First Intended Closing Date, the Parties shall procure that the Seller Broker and the Buyer Broker confirm:

(i)	the Purchase Price per Share on the First Intended Closing Date;

(ii)	the Floor Price and Ceiling Price applicable to the Shares on the First Intended Closing Date; and

(iii)	whether the Purchase Price per Share on the First Intended Closing Date is within the Permitted Trading Band.

(b) If the Purchase Price per Share is within the Permitted Trading Band, the Parties shall proceed to Closing on that Trading Day at the Purchase Price per Share by way of a Put-Through Transaction on UPCoM in accordance with Section 4.03 and Section 4.04.

(c) If the Purchase Price per Share is below the Floor Price or above the Ceiling Price applicable to the Shares on that Trading Day, the Parties shall proceed in accordance with Section 4.05.

Section 4.03 Put-Through Transaction Closing Actions

On the Closing Date:

(a) The Parties shall procure that the Put-Through Transaction is effected as follows:

(i)	the Buyer shall deliver, or procure that the Buyer Broker delivers, the Buyer Put-Through Instruction;

(ii)	the Seller shall deliver, or procure that the Seller Broker delivers, the Seller Put-Through Instruction; and

(iii)	the Seller and the Buyer shall procure that the Seller Broker and the Buyer Broker enter, match and confirm the put-through orders for the sale and purchase of the Sale Shares on UPCoM at the Purchase Price per Share in accordance with this Agreement and the Trading Rules;

(b) the Buyer shall ensure sufficient funds are available on the Closing Date with the Buyer Broker to settle the Purchase Price in full in accordance with the Trading Rules; and

(c) the Seller shall maintain the Sale Shares in its Securities Account free from any Encumbrance and available for settlement in accordance with the Trading Rules.

(d) Each Party shall procure that each of its Affiliates that is a party to a Commercial Agreement has executed that Commercial Agreement in the Agreed Form and delivered the executed counterpart to counsel to be held and released in accordance with Section 5.02.

Section 4.04 Put-Through Transaction Settlement

(a) Settlement of the Sale Shares and payment of the Purchase Price shall occur on the Settlement Date through VSDC and the applicable trading, clearing and settlement system in accordance with the Trading Rules.

(b) The Seller shall be deemed to have transferred, and the Buyer shall be deemed to have acquired, legal and beneficial ownership of the Sale Shares on the Settlement Date upon completion of settlement of the transfer of the Sale Shares to the Buyer through VSDC in accordance with the Trading Rules.

(c) The Seller shall receive the Purchase Price on the Settlement Date through the applicable clearing and settlement system in accordance with the Trading Rules.

(d) If settlement of the Sale Shares or payment of the Purchase Price is not completed on the Settlement Date as a result of a failure by a Party or its Broker to comply with this Agreement or the Trading Rules, that Party shall be in breach of this Agreement and shall take, or procure that its Broker takes, all actions necessary to complete settlement as soon as practicable, without prejudice to any other rights or remedies of the non-defaulting Party under this Agreement.

Section 4.05 Deferral and Off-band Transaction

(a) Upon the occurrence of the scenario contemplated under Section 4.02(c), the Parties shall, subject to Section 4.05(d), defer the Closing until the Transaction may be implemented either as (i) a Put-Through Transaction or (ii) subject to satisfaction of the Regulatory Condition Precedent in Section 3.05, an Off-band Transaction, in accordance with Section 4.05(e) to (g).

(b) A deferral under this Section 4.05 shall, by itself, not constitute a breach of this Agreement by either Party, provided that each Party continues to comply with its obligations under this Agreement and the Trading Rules.

(c) If the Closing is deferred in accordance with this Section 4.05, the provisions of this Agreement shall apply as if the date to which Closing is so deferred were the Closing Date. For the avoidance of doubt, if Closing is deferred in accordance with this Section 4.05, the Conditions Precedent must remain satisfied or waived as of the actual Closing Date.

(d) If Closing has not occurred within thirty (30) Business Days after the scheduled First Intended Closing Date solely due to regulatory timing, Trading Band Approval, VSDC processing, market procedures or other matters outside the Buyer’s reasonable control, the Parties shall discuss in good faith and may agree in writing to extend the deferral period for one or more additional periods of up to thirty (30) Business Days each, in which case the Long Stop Date shall be extended accordingly. During any such extension, the Parties shall continue to comply with their obligations under this Agreement and shall use commercially reasonable efforts to complete the Transaction as soon as practicable.

(e) Trading Band Approval. The Seller shall submit the application for the Trading Band Approval to the SSC in accordance with Section 3.05(d) and applicable Law. The application shall be made by the Seller alone and not jointly. The Buyer shall cooperate with the Seller and shall promptly provide all documents, information and confirmations requested by the Seller, requested by the SSC or required under applicable Law for that purpose. Subject to Section 3.05(f), neither Party warrants, or shall be obliged to procure, that the Trading Band Approval is granted, and a refusal or failure of the SSC to grant the Trading Band Approval shall not constitute a breach of this Agreement by either Party.

(f) Off-band Transaction. Within two (2) Business Days after the Trading Band Approval is obtained, the Parties shall implement the Off-band Transaction as follows:

(i)	the Buyer shall ensure the funding required by Section 2.02(a) in place, and shall provide the Seller with written confirmation from the Buyer Broker or its custodian bank that the funds remain held and blocked to secure payment of the Purchase Price to the Seller.

(ii)	the Seller shall procure that the Seller Broker or its custodian provides the Buyer with written confirmation that the Sale Shares are held in the Seller’s Securities Account and have been blocked for the purposes of the Off-band Transaction;

(iii)	the Seller shall submit a request to VSDC, and shall procure that the Seller Broker submits the Trading Band Approval, together with any other documents required by VSDC in the form reasonably acceptable to it, to effect the Off-band Transaction in respect of the Sale Shares, and the Buyer shall then transfer the Purchase Price in immediately available funds to the Seller’s bank account and provide the Seller with a copy of the confirmation from its bank that the transfer has been made only against the simultaneous or escrow-backed transfer of the Sale Shares, or upon receipt of irrevocable written confirmation from VSDC, the Seller Broker, or other relevant Person that all conditions for transfer of ownership of the Sale Shares to the Buyer have been satisfied and that such transfer will be completed upon payment;

(iv)	upon receipt of VSDC’s confirmation that it has effected the transfer of ownership of the Sale Shares from the Seller to the Buyer (the “VSDC Confirmation”), the Seller shall as soon as practicable provide a copy of it to the Buyer; and

(v)	where the Transaction is implemented as an Off-band Transaction, the Closing Date shall be the date of the VSDC Confirmation, and Section 4.03 and Section 4.04 shall apply mutatis mutandis to the extent consistent with this Section 4.05.

(g) Reversion to a Put-Through Transaction. If, at any time before the Trading Band Approval is obtained, the Purchase Price per Share falls within the Permitted Trading Band, the Parties shall, unless any Party is legally prohibited, instead implement the Transaction as a put-through transaction on UPCoM in accordance with Section 4.03 and Section 4.04, and the Trading Band Approval shall cease to be required. To the extent required under applicable Law or by the SSC, the Seller shall promptly notify the SSC, withdraw or otherwise take any other action necessary in connection with the discontinuation of the application for the Trading Band Approval and the Buyer shall reasonably cooperate with the Seller and provide such documents as may be required under applicable Law or by the SSC for such purpose.

Article 5. POST-CLOSING COVENANTS

Section 5.01 Funding Agreement

From the date of this Agreement until Closing, the Buyer shall not amend, waive, rescind or terminate the Funding Agreement, or permit it to lapse, in each case in any manner that would reduce the funding available to the Buyer below the amount required to pay the Purchase Price in full or delay its availability beyond the Closing Date, without the prior written consent of the Seller. The Buyer shall notify the Seller promptly if the funding under the Funding Agreement ceases to be available in full, if any condition to its availability becomes incapable of satisfaction, or if the Buyer becomes aware that it may not be able to pay the Purchase Price on the Closing Date.

Section 5.02 Execution of the Commercial Agreements

(a) Neither Party shall, and each Party shall procure that none of its Affiliates shall, date or deliver any Commercial Agreement, or permit any Commercial Agreement to become effective, before completion of settlement of the Sale Shares and payment of the Purchase Price. Each Party shall procure that each of its Affiliates that is a party to a Commercial Agreement executes that Commercial Agreement in the Agreed Form before the put-through orders are entered, and that the executed counterparts are held by counsel to the Parties undated and undelivered.

(b) Each Party shall procure that each of its Affiliates that is a party to a Commercial Agreement authorises the release, dating and delivery of its executed counterpart of that Commercial Agreement, without any further approval, immediately upon completion of settlement of the Sale Shares and payment of the Purchase Price.

(c) Each Commercial Agreement executed before Closing shall be held undated and undelivered and shall not be released, delivered or dated, and shall not become effective, unless and until completion of settlement of the Sale Shares and payment of the Purchase Price has occurred. If this Agreement is terminated before Closing, each Commercial Agreement so executed shall be of no force or effect and each Party shall procure that its Affiliates destroy or return all executed counterparts of it.

(d) For the avoidance of doubt, a failure by a Party to comply with this Section 5.02 is a failure by that Party to comply with its obligations under this Agreement for the purposes of Section 6.01 and Section 6.03.

Section 5.03 Post-Closing Obligations

Following the Closing Date, each Party shall comply with all disclosure, reporting and notification obligations applicable to it under Circular 96 and other applicable Law in connection with the Transaction. Without limiting the generality of the foregoing, the Seller shall make, submit and publish all required reports, notices and public disclosures in respect of the result of the sale of the Sale Shares within the time limits prescribed by Circular 96 and applicable Law.

Article 6. TERM AND TERMINATION

Section 6.01 Termination of Agreement

(a) After the Closing Date, this Agreement may be terminated only to the extent that the matched Put-Through Transaction or the Off-band Transaction may lawfully be cancelled or unwound under applicable Law and the Trading Rules.

(b) Before the Closing Date, this Agreement may be terminated as follows, provided that no Party may terminate, or rely on the failure of a Condition Precedent, to the extent that such failure was caused by that Party’s breach of this Agreement:

(i)	by mutual written agreement of the Seller and the Buyer;

(ii)	by the Buyer by written notice to the Seller if:

(A)	any Buyer Condition Precedent set out in Section 3.01 has not been satisfied or waived by the Long Stop Date;

(B)	Closing does not occur on or before the Long Stop Date as a result of the Seller failing to comply with its obligations under this Agreement;

(C)	the Seller is insolvent or a receiver, administrator, liquidator or custodian has been appointed over any material part of its assets; or

(D)	any Law, order, injunction, trading suspension, market suspension or other restriction is issued or imposed by any Governmental Authority, UPCoM, HNX, VNX, VSDC or the SSC that prohibits the sale, purchase, trading or settlement of the Sale Shares in accordance with this Agreement and the Trading Rules;

(iii)	by the Seller by written notice to the Buyer if:

(A)	any Seller Condition Precedent set out in Section 3.02 has not been satisfied or waived by the Long Stop Date;

(B)	Closing does not occur on or before the Long Stop Date as a result of the Buyer failing to comply with its obligations under this Agreement;

(C)	the Buyer is insolvent or a receiver, administrator, liquidator or custodian has been appointed over any material part of its assets; or

(D)	any Law, order, injunction, trading suspension, market suspension or other restriction is issued or imposed by any Governmental Authority, UPCoM, HNX, VNX, VSDC or the SSC that prohibits the sale, purchase, trading or settlement of the Sale Shares in accordance with this Agreement and the Trading Rules; or

(iv)	by either Party in accordance with Section 3.05(e) or Section 4.05(d).

(c) Each Party undertakes to disclose promptly to the other Parties in writing any breach, matter, event, condition, circumstance, fact or omission of which it or he becomes aware that may give rise to a right of termination under this Section 6.01.

Section 6.02 Consequences of Termination of Agreement

In case of a termination of this Agreement pursuant to Section 6.01:

(a) no Party shall have any continuing obligations towards any other Party under this Agreement, other than obligations under Article 1 (Definitions and Interpretation), Article 6 (Term and Termination), Section 8.02 (Press Releases and Announcements), Section 8.04 (Confidentiality), Section 8.07 (Notices), Section 8.08 (Governing Law), Section 8.09 (Arbitration), Section 8.11 (Amount and Method of Payment), Section 8.12 (Expenses), Section 8.16 (Tax Matters) and any other provision which by its nature is intended to survive termination (the “Surviving Provisions”), which shall survive such termination and remain in full force and effect;

(b) no Party shall have any rights or claims against any other Party other than (i) accrued rights, obligations or liabilities for breaches of this Agreement which occurred prior to the termination; and (ii) claims, if any, under the Surviving Provisions, any such claim to survive the termination of this Agreement; and

(c) the Shareholders’ Agreement shall automatically terminate, or fail to become effective, without liability of any party under it, except for any provisions expressly stated to survive; and any Commercial Agreement that has not become effective shall not be released or become effective, and its executed counterparts shall be returned or destroyed in accordance with Section 5.02. The termination of any Commercial Agreement that has become effective is governed by its own terms.

Section 6.03 Break-Fee

(a) If:

(i)	all Buyer Conditions Precedent have been satisfied or waived in writing by the Buyer, other than any Buyer Condition Precedent which has not been satisfied as a result of the Seller’s failure to comply with its obligations under this Agreement;

(ii)	all Seller Conditions Precedent have been satisfied or waived in writing by the Seller; and

(iii)	Closing does not occur on or before the Long Stop Date solely as a direct result of the Seller failing to comply with its material obligations under this Agreement (consistent with, for the avoidance of doubt, Section 3.05(f)) and the Buyer has complied in all material respects with its obligations under this Agreement, then the Seller shall pay to the Buyer VND 646,205,000,000 as a break-fee within [**] the Long Stop Date.

(b) If:

(i)	all Buyer Conditions Precedent have been satisfied or waived in writing by the Buyer;

(ii)	all Seller Conditions Precedent have been satisfied or waived in writing by the Seller, other than any Seller Condition Precedent which has not been satisfied as a result of the Buyer’s failure to comply with its obligations under this Agreement; and

(iii)	Closing does not occur on or before the Long Stop Date solely as a direct result of the Buyer’s failing to comply with its material obligations under this Agreement (consistent with, for the avoidance of doubt, Section 3.05(f)) and the Seller has complied in all material respects with its obligations under this Agreement, then the Buyer shall pay to the Seller VND 646,205,000,000 as a break-fee within [**] the Long Stop Date.

(c) No Break-Fee shall be payable by either Party in respect of a failure to complete the Transaction caused by VSDC, HNX, UPCoM, the SSC, any Governmental Authority, a market suspension or trading restriction, the refusal of the Trading Band Approval or a force majeure event, in each case outside the reasonable control of both Parties. For the avoidance of doubt, and subject to the relief expressly provided in Section 2.02(c), a failure or delay of a Party’s own Broker or bank solely attributable to the Party and the unavailability of the Buyer’s funding are not such events. No Break-Fee is payable solely by reason of the occurrence of a Material Adverse Effect or the non-satisfaction of the condition relating to it, without prejudice to any Break-Fee payable in respect of a  breach of a separately expressed obligation.

(d) The amount payable under Section 6.03(a) or Section 6.03(b), as applicable, shall be the “Break-Fee”.

(e) Payment of the Break-Fee is intended by the Parties to be the sole recourse for each Party in the event of any circumstance set forth in Section 6.03(a) or Section 6.03(b).

(f) The Parties agree that the Break-Fee represents a genuine and reasonable pre-estimate of the loss that the non-defaulting Party would suffer, and if and to the extent that the Break-Fee is held to exceed the maximum amount recoverable under applicable Law, it shall be reduced to that maximum amount and the remainder of this Section shall continue in full force and effect.

(g) No Break-Fee shall be payable by either Party if Closing does not occur, or this Agreement is terminated:

(i)	by mutual written agreement of the Parties under Section 6.01(a);

(ii)	as a result of any Law, order, injunction, trading suspension, market suspension or other restriction issued or imposed by any Governmental Authority, UPCoM, HNX, VNX, VSDC or the SSC that prohibits the sale, purchase, trading or settlement of the Sale Shares in accordance with this Agreement and the Trading Rules;

(iii)	as a result of Closing being deferred because the Purchase Price per Share is outside the Permitted Trading Band in accordance with Section 4.05, unless the failure to proceed to Closing following such deferral is attributable to a breach by a Party of its obligations under this Agreement;

(iv)	as a result of the Regulatory Condition Precedent not being satisfied, including any refusal, delay or failure by the SSC to grant the Trading Band Approval, or on a termination under Section 3.05(e), in each case unless the non-satisfaction is attributable to a Willful Breach of Section 3.05 by the Party against whom the Break-Fee is claimed;

(v)	as a result of the failure of a Condition Precedent to be satisfied where such failure is not caused by a breach of this Agreement by the Party against whom the Break-Fee is claimed; or

(vi)	pursuant to Section 4.05(d), except where the relevant deferral or failure to proceed to Closing is caused by a breach by the Party against whom the Break-Fee is claimed.

(h) Payment of the Break-Fee shall be without prejudice to any accrued rights, obligations or liabilities arising from any breach of this Agreement prior to termination, provided that the Party receiving the Break-Fee shall not be entitled to recover twice in respect of the same Losses, facts, matters or circumstances.

(i) The Parties acknowledge and agree that the Break-Fee represents a genuine pre-estimate of the loss likely to be suffered by the non-defaulting Party as a result of the failure of Closing to occur in the circumstances described in this Section 6.03, and is not intended to operate as a penalty.

Article 7. REPRESENTATIONS AND WARRANTIES

Section 7.01 Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer that each of the following statements is true, accurate and not misleading as of the date of this Agreement and shall be deemed to be repeated immediately before Closing Date by reference to the facts and circumstances then existing as if references in the Seller Warranty to the date of this Agreement were references to the Closing Date (except for any Seller Warranty that expressly relates to a specific date, in which case such Seller Warranty shall be true, accurate and not misleading as of that date):

(a) Status and capacity. Each of the Seller, the Company and the Relevant Subsidiaries are duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b) Authority. The Seller has full legal right, power and authority to enter into, deliver and perform this Agreement and each Transaction Document to which it is a party, and to consummate the Transaction.

(c) Corporate approvals. The Seller has obtained all corporate approvals required to authorize its entry into, delivery and performance of this Agreement and each Transaction Document to which it is a party.

(d) Binding obligations. This Agreement and each Transaction Document to which the Seller, the Company or a Relevant Subsidiary is a party, as applicable, constitute legal, valid and binding obligations of the Seller, the Company or such Relevant Subsidiary enforceable against the Seller, the Company or such Relevant Subsidiary in accordance with their terms, save that a Transaction Document that has not yet become effective will constitute such obligations upon its due execution, delivery and effectiveness in accordance with its terms.

(e) Title to Sale Shares. The Seller is the legal and beneficial owner of the Sale Shares and has full right and authority to sell and transfer the Sale Shares to the Buyer through a negotiated put-through transaction on UPCoM in accordance with the Trading Rules or through the Off-band Transaction, subject to completion of settlement through VSDC.

(f) No Encumbrances on equity interest. The Sale Shares are validly issued, fully paid and free from all Encumbrances. All equity interests held by the Company, directly or indirectly, in the Relevant Subsidiaries have been duly paid up and are free from all Encumbrances other than the Disclosed Encumbrances.

(g) No restrictions on transfer. There is no agreement, arrangement, option, pre-emption right, right of first refusal, restriction or other right that prevents or restricts the sale or transfer of the Sale Shares to the Buyer in accordance with this Agreement.

(h) No conflict. The execution, delivery and performance by the Seller or a Relevant Subsidiary of this Agreement and each Transaction Document, as applicable, to which it is a party, and the consummation of the Transaction, do not conflict with or breach: (i) the constitutional documents of the Seller; (ii) any Law applicable to the Seller or the Sale Shares; (iii) any order, judgment, injunction, decree or ruling binding on the Seller; or (iv) any agreement or instrument binding on the Seller, the Company, any Relevant Subsidiary or the Sale Shares.

(i) Disclosed Encumbrances: Schedule 3 contains a complete list of all Disclosed Encumbrances, and there are no other encumbrances, claims, liens or rights claimed against the Seller existing or asserted.

(j) No Encumbrances on key businesses. There are no Encumbrances, other than the Disclosed Encumbrances, over any assets or rights relating to the key businesses or operations of the Company or any Relevant Subsidiary, including, without limitation, any mining rights, mineral production or output, proceeds or receivables arising from the sale thereof, real properties or other material assets used in connection with such businesses or operations.

(k) Authorizations. The Seller as the parent company of the Company has, as at the Closing Date, made the pre-trade disclosure to the SSC, the HNX and the Company in respect of the sale of the Sale Shares required under Article 33.6 of Circular 96 and other applicable Law and the Trading Rules. The Seller has obtained all Authorizations required (other than the Trading Band Approval, if applicable) for the execution, delivery and performance of this Agreement and each Transaction Document to which it is a party and for the sale and settlement of the Sale Shares in accordance with the Trading Rules.

(l) Securities Account and broker arrangements. The Seller maintains a valid Securities Account with the Seller Broker and has made all arrangements required for the Sale Shares to be traded and settled through VSDC and the applicable UPCoM trading, clearing and settlement system.

(m) No market restriction. The Seller is not subject to any trading suspension, transfer restriction, lock-up, order or other restriction that prevents the Seller from selling the Sale Shares in accordance with this Agreement and the Trading Rules.

(n) Licenses and permits. As at the Signing Date, the Company and each Relevant Subsidiary have obtained all licenses, permits, registrations, authorizations, approvals and exemptions necessary for the conduct of their respective businesses, all of which are valid and in full force and effect. After due inquiry, the Seller is not aware of any non-compliance with any of the foregoing or any circumstance that could reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or other adverse modification of any such license, permit, registration, authorization, approval or exemption.

(o) Properties. As at the Signing Date, the Company and the Relevant Subsidiaries have valid, proper and undisputed rights to own, lease, use, occupy or otherwise exploit all real properties and buildings owned, leased, used, occupied or exploited by them, or intended to be so used or exploited, in connection with their respective businesses. All such rights are valid and in full force and effect. After due inquiry, Seller is not aware of any non-compliance with the foregoing or any circumstance that could reasonably be expected to result in the suspension, revocation, cancellation, termination, non-renewal or other impairment of any such right.

(p) Compliance. As at the Signing Date, Seller, after due inquiry, is not aware of any non-compliance by the Company or any Relevant Subsidiary with any statutory, contractual, financial or other obligation, nor any circumstance, which, individually or together with related matters, would reasonably be expected both to result in liability of the Company or any Relevant Subsidiaries of at least VND 129,500,000,000 and to have a material adverse effect on the business, assets or financial condition of the Company and the Relevant Subsidiaries taken as a whole.

(q) No insolvency. The Seller, the Company and the Relevant Subsidiaries are not insolvent and no receiver, administrator, liquidator, custodian or similar officer has been appointed over the Seller, the Company, a Relevant Subsidiary or any of their assets.

(r) No proceedings. There are no proceedings pending against the Seller that prevent the Seller from entering into or performing this Agreement or consummating the Transaction. At the Signing Date, there are no pending, threatened or ongoing disputes, claims, proceedings or investigations against the Company or any Relevant Subsidiary which, individually or together with related matters, would reasonably be expected both to result in liability of the Company or any Relevant Subsidiaries of at least VND 129,500,000,000 and to have a material adverse effect on the business, assets or financial condition of the Company and the Relevant Subsidiaries taken as a whole.

(s) Information. All information, including any documents, data, statements, confirmations and other materials provided or made available for the purpose of the due diligence investigation of the Company and the Relevant Subsidiaries, whether provided in writing, orally or otherwise, disclosed to the Buyer (or any of its representatives) by the Seller or any of their representatives was, when given, true and accurate in all material respects and not misleading in any material respect. After due inquiry, the Seller is not aware of any fact, matter or circumstances not disclosed to Buyer which renders any such information disclosed and/or provided to the Buyer or any of its Representatives to be untrue, inaccurate or misleading in any material respect.

Section 7.02 Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller that each of the following statements is true, accurate and not misleading as of the date of this Agreement and is repeated immediately before Closing Date by reference to the facts and circumstances then existing as if references in the Buyer Warranty to the date of this Agreement were references to the Closing Date:

(a) Status and capacity. The Buyer is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b) Authority. The Buyer has full legal right, power and authority to enter into, deliver and perform this Agreement and each Transaction Document to which it is a party, and to consummate the Transaction.

(c) Corporate approvals. The Buyer has obtained all corporate approvals required to authorize its entry into, delivery and performance of this Agreement and each Transaction Document to which it is a party.

(d) Binding obligations. This Agreement and each Transaction Document to which the Buyer is a party constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms.

(e) No conflict. The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a party, and the consummation of the Transaction, do not conflict with or breach: (i) the constitutional documents of the Buyer; (ii) any Law applicable to the Buyer; (iii) any order, judgment, injunction, decree or ruling binding on the Buyer; or (iv) any agreement or instrument binding on the Buyer.

(f) Authorizations. The Buyer has obtained all Authorizations required (other than the Trading Band Approval, if applicable) for the execution, delivery and performance of this Agreement and each Transaction Document to which it is a party and for the purchase and settlement of the Sale Shares in accordance with the Trading Rules.

(g) Securities account and broker arrangements. The Buyer maintains a valid Securities Account with the Buyer Broker, a valid indirect investment account at a licensed bank, a non-resident current account in USD at that bank and other accounts required for payment of the Purchase Price and acquisition of the Sale Shares, a valid securities trading code with the VSDC, and has made all arrangements required for the Sale Shares to be traded and settled through VSDC and the applicable UPCoM trading, clearing and settlement system.

(h) Funds. On the Closing Date, the Buyer will have immediately available funds sufficient to pay the Purchase Price in full, to settle the purchase of the Sale Shares in accordance with this Agreement and the Trading Rules and to perform its payment obligations under the other Transaction Documents as they fall due. The funds used by the Buyer to pay the Purchase Price are legally available to the Buyer and do not derive from any illegal activity, money laundering, sanctions violation, terrorist financing or other unlawful source.

(i) Financing. The Buyer has duly executed and delivered the investment agreement dated September 11, 2026 with the United States Department of War (the “Funding Agreement”), a copy of which, redacted only as permitted by Section 3.02(c), has been provided to the Seller. The Funding Agreement is in full force and effect and has not been amended, waived, rescinded or terminated. The Buyer has, taking into account the funding received or committed under the Funding Agreement together with its own cash resources, sufficient immediately available funds to pay the Purchase Price in full and to settle the purchase of the Sale Shares in accordance with this Agreement. No condition to the availability or drawdown of the funding under the Funding Agreement on which the Buyer relies for that purpose remains unsatisfied, other than conditions within the Buyer’s control which the Buyer has no reason to believe will not be satisfied on or before the Closing Date. Nothing in the Funding Agreement conflicts with, or restricts the performance by the Buyer or any of its Affiliates of, any Transaction Document.

(j) Investment requirements. The Buyer satisfies all requirements under applicable Law to acquire, hold and settle the Sale Shares and to perform its obligations under the Transaction Documents.

(k) No market restriction. The Buyer is not subject to any trading suspension, investment restriction, order or other restriction that prevents the Buyer from purchasing the Sale Shares in accordance with this Agreement and the Trading Rules.

(l) Investment decision. (i) The Buyer has sufficient knowledge and experience in financial, business, legal, tax and investment matters to evaluate the merits and risks of acquiring the Sale Shares; (ii) the Buyer has had the opportunity to consult its own legal, tax, financial, accounting and other advisers in relation to the Transaction; and (iii) the Buyer is capable of bearing the economic risk of its investment in the Sale Shares.

(m) No insolvency. The Buyer is not insolvent and no receiver, administrator, liquidator, custodian or similar officer has been appointed over the Buyer or any of its assets.

(n) Holdings in the Company. Neither the Buyer, any of its Affiliates nor any other Person whose holdings are required to be aggregated with those of the Buyer under applicable Law holds any Shares or any interest in any Shares as at the Signing Date. The Buyer shall not, and shall procure that no such Person shall, acquire any Shares or any interest in any Shares from the Signing Date until the Settlement Date otherwise than pursuant to this Agreement.

(o) No proceedings. There are no proceedings pending against the Buyer that prevent the Buyer from entering into or performing this Agreement or consummating the Transaction.

Section 7.03 Separate Representations and Warranties

Each representation and warranty in this Article 7 is separate and independent. No representation or warranty limits the scope or application of any other representation or warranty.

Section 7.04 Survival

(a) The Seller Warranties and the Buyer Warranties, other than the Fundamental Warranties, shall survive Closing for a period of eighteen (18) months after the Closing Date, and the Fundamental Warranties shall survive Closing for a period of sixty (60) months after the Closing Date, and no claim may be brought in respect of them after the expiry of the applicable period.

(b) The covenants and agreements of the Parties shall survive Closing in accordance with their respective terms.

(c) The aggregate liability of a Party for breach of Seller Warranties or Buyer Warranties, as applicable, other than Fundamental Warranties shall not exceed thirty percent (30%) of the Purchase Price. The aggregate liability of a Party for breach of all Seller Warranties or Buyer Warranties, as applicable, including Fundamental Warranties, shall not exceed the Purchase Price.

(d) A Party is not liable for any individual claim for breach of a warranty other than a Fundamental Warranty unless the amount of that claim is at least VND 25,900,000,000, and is not liable for any such claims unless the aggregate amount of all such claims meeting that threshold exceeds VND 129,500,000,000, in which case the Party is liable for the whole of that aggregate amount and not only the excess.

(e) Nothing in this Section 7.04 limits any liability for fraud.

Article 8. MISCELLANEOUS

Section 8.01 Waiver; Cumulative Rights

The failure or delay of any Party to require performance by other Parties of any provision of this Agreement, except for the failure or delay of any Party to comply with notice deadlines as included in this Agreement, shall not affect its right to require performance of such provision, unless such performance has been waived by such Party in writing. Any right granted to a Party hereunder, or by the applicable Laws, shall be cumulative, and may be exercised in whole or in part as accrued from time to time.

Section 8.02 Press Releases and Announcements

No Party shall, and each Party shall procure that its Affiliates shall not, issue any press release or make any public announcement or statement relating to this Agreement, the Transaction, the investment by the Buyer in the Company or the commercial relationship between the Parties, or disclose the identity of the other Party or any of its Affiliates in connection with any of them, without the prior written approval of the other Party as to the fact, timing and contents of that release, announcement or statement; provided, however, that any Party may make any public disclosure, report, notice or announcement it believes in good faith is required by applicable Law, regulation, stock market rule or the Trading Rules, including any disclosure required under Section 5.02, in which case the disclosing Party shall use reasonable efforts, to the extent legally permissible and reasonably practicable, to provide the other Party with a copy of the proposed disclosure at least forty-eight (48) hours prior to making the disclosure (or, in the event compliance with such forty-eight (48) hour period is not reasonably practicable, as far in advance as reasonably practicable), to incorporate any reasonable comments of the other Party, to consult with and agree with the other Party the form, content and timing of the disclosure so far as legally permitted, to use reasonable efforts to obtain confidential treatment for any part of the information not required to be disclosed and for any commercially sensitive terms, including pricing, volumes, specifications and the identity of customers and to limit the disclosure to that portion of the information which the disclosing Party is advised is legally required to be disclosed. If any Party or any of its Affiliates is required to file, disclose or otherwise make publicly available this Agreement or any other Transaction Document, or any information concerning the Transaction, that Party shall, to the extent legally permitted and reasonably practicable: (i) notify the other Party as far in advance as reasonably practicable and provide it with a copy of the proposed filing or disclosure; (ii) give the other Party a reasonable opportunity, having regard to the applicable filing deadline, to identify information which it reasonably considers commercially sensitive; (iii) omit or redact, and seek confidential treatment for, all pricing terms and formulae, volumes, specifications, recovery rates, payment ratios, customer and supplier identities, mine and source information, technical and process information and other commercially sensitive information reasonably identified by the other Party, in each case to the fullest extent permitted by applicable Law and the relevant Governmental Authority or securities exchange; (iv) not voluntarily withdraw, waive or materially narrow any request for confidential treatment without the other Party’s prior written consent; (v) if any requested confidential treatment or redaction is rejected or questioned, notify and consult with the other Party before making the information publicly available and use reasonable efforts to preserve confidential treatment through any reasonably available amendment, reconsideration or similar process; and (vi) disclose no more information than is legally required. Limb (iii) does not require a Party to omit information where its external legal counsel advises that the information is legally required to be disclosed, and nothing in this Section requires a Party to fail to comply with a mandatory filing deadline.

Section 8.03 Severability

Every provision, and each part thereof, contained in this Agreement shall be severable and distinct from the other provisions. If any provision is invalid, illegal or unenforceable under the applicable Laws, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected. To the extent permitted by applicable Laws, the Parties hereby waive any provision of applicable Laws which renders any provision of this Agreement prohibitive or unenforceable in any respect.

Section 8.04 Confidentiality

(a) During the term of this Agreement and for a period of five (5) years following termination, the Parties shall treat, and shall use commercially reasonable efforts to procure that their Affiliates and directors, officers, employees, agents, advisers and representatives shall treat, strictly confidential all non-public information received or obtained from the other Party as a result of entering into or performing this Agreement relating to (i) the existence and subject matter of this Agreement and (ii) the negotiations relating to this Agreement and (iii) the existence and terms of the Transaction, the investment by the Buyer in the Company and the commercial relationship between the Parties and their respective Affiliates, in each case including the identity of the other Party and its Affiliates and includes the existence and terms of this Agreement and of each other Transaction Document and the fact and content of the negotiations relating to them (“Confidential Information”). In so far as the Seller is concerned, Confidential Information shall also include the Confidential Business Information of or related to the Buyer or its Affiliates. In so far as the Buyer is concerned, Confidential Information shall also include non-public information (A) contained in the due diligence materials provided by (or on behalf of) the Seller to the Buyer prior to the date hereof in connection with the Buyer’s review of the Company and any other information provided to the Buyer prior to the Closing Date (pertaining to the business of the Company) which is not freely available in the public domain and (B) any Confidential Business Information of the Seller or its Affiliates provided to the Buyer pursuant to the terms of this Agreement.

(b) The obligation of confidentiality under Section 8.04(a) does not apply to:

(i)	disclosure of Confidential Information that is or comes into the public domain or becomes generally available to the public other than through the act or omission of or as a result of disclosure by or at the direction of a Party or any of its directors, officers, employees, agents, advisers and representatives in breach of this Agreement;

(ii)	disclosure of Confidential Information that was within the receiving Party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing Party;

(iii)	disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances or permissible by applicable Law and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by applicable Law or governmental regulations or judicial process or generally accepted accounting principles applicable to any Party;

(iv)	disclosure of Confidential Information acquired independently by a Party from a Third Party source not obligated, to the knowledge of such Party, to the Party disclosing Confidential Information to keep such information confidential;

(v)	disclosure to any professional adviser of a Party who has been retained to advise in relation to the transactions contemplated by the Transaction Documents, in each case only where such Persons are under non-disclosure obligations (which are no less onerous than those contained in this Agreement); provided, however, that the disclosing Party remains liable to the other Party for any breach of any non-disclosure obligation with respect to the disclosed Confidential Information by the respective disclosee;

(vi)	disclosure to existing and prospective shareholders, lenders, subscribers, financing sources, investors, underwriters, placement agents and transaction counterparties of a Party or their Affiliates, in each case only where such Persons are under non-disclosure obligations (which are no less onerous than those contained in this Agreement); provided however that the disclosing Party remains liable to the other Party for any breach of any non-disclosure obligation with respect to the disclosed Confidential Information by the respective disclosee; and

(vii)	disclosure with the prior written approval of the other Parties.

(c) Each Party shall treat Confidential Information with no less care than that used to treat its own confidential information, which in no event shall be less than reasonable care.

Section 8.05 Assignment

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Unless otherwise provided in this Agreement, none of the rights or obligations hereunder of any Party may be assigned or delegated to any Person without prior written consent of the other Party.

Section 8.06 Relationship between the Parties

None of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the Parties. Save as specifically provided, neither of the Parties shall have any authority to bind the other Party in any way.

Section 8.07 Notices

(a) Any notice to be given under this Agreement shall be in writing and shall be delivered by personal delivery, registered mail, courier or email to the address or email address specified below (or to such other address or email address as the relevant Party may notify to the other Party by five (5) days’ prior written notice).

To the Seller:

Masan Horizon Company Limited
23 Le Duan, Sai Gon Ward, Ho Chi Minh City, Vietnam
Attention: [*]
Email: [*]

with a copy (which shall not constitute notice) to:

Dechert LLP
One George Street, #16-03, Singapore 049145
Attention: [*]
Email: [*]

To the Buyer:

The Elmet Group Co.
280 Fore Street

Suite 301

Portland, Maine 04101 USA
Attention: [*]
Email: [*]

With a copy (which shall not constitute notice) to:

Office of the General Counsel
Attention: [*]
Email: [*]

(b) Any notice shall be deemed to have been delivered: (i) if delivered personally, at the time of delivery; (ii) if sent by registered mail or courier, on the date shown as delivered by the relevant postal or courier service; and (iii) if sent by email, at the time of transmission, provided that no automated delivery failure or bounce-back message is received by the sender, and if sent after 5:00 p.m. Vietnam time or on a day that is not a Business Day, at 9:00 a.m. Vietnam time on the next Business Day.

Section 8.08 Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of Vietnam, without regard to conflict of law principles.

Section 8.09 Arbitration

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be referred to and finally resolved by arbitration at the Vietnam International Arbitration Centre (VIAC) in accordance with its in-force Arbitration Rules (“Rules”), which Rules are deemed to be incorporated by reference into and as amended by this Section 8.09. Nothing in this Section shall prevent any Party from seeking interim, conservatory or injunctive relief from any court of competent jurisdiction before constitution of the Tribunal or where necessary to preserve rights pending determination of the dispute.

(b) Any arbitration shall be conducted by three (3) arbitrators (the “Tribunal”). One arbitrator shall be nominated by the claimant(s) and one by the respondent(s) and the two party nominated arbitrators shall jointly nominate the third, who shall serve as chairman.

(c) The seat of arbitration shall be in Vietnam. The language of arbitration proceedings shall be English.

(d) Service of any notice of arbitration made pursuant to this Section 8.09 shall be in accordance with the Rules at the postal address given for the sending of notices under this Agreement at Section 8.07 and in a manner provided for in that Section.

(e) The award of the Tribunal shall be final and binding on the Parties (i.e. not subject to appeal).

Section 8.10 Counterparts

This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any Party may execute this Agreement by signing one (1) or more of such counterparts. Delivery of an executed counterpart of the signature page to this Agreement by electronic mail in portable format (“.pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement and shall, subject to applicable Law, constitute, and be sufficient evidence of, due execution of this Agreement by such Party.

Section 8.11 Amount and Method of Payment

(a) Save as otherwise provided in this Agreement, including payment of the Purchase Price through the applicable trading, clearing and settlement system in accordance with the Trading Rules, any payment made by any Party under this Agreement shall be made in full without any set-off, restriction, condition or deduction or for or on account of any counterclaim, except for any deduction or withholding required by applicable Law.

(b) Except for payment of the Purchase Price through the applicable trading, clearing and settlement system in accordance with the Trading Rules, wherever in this Agreement provision is made for the payment by one Party to the other, such payment shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on or before the due date for payment.

Section 8.12 Expenses

Except as expressly provided herein, each Party shall bear its own fees and expenses in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

Section 8.13 Modification

This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

Section 8.14 No Strict Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.15 Entire Agreement

This Agreement and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter herein and supersede all prior understandings, negotiations, agreements, representations and undertakings between the Seller and its Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof. Without limiting the generality of the foregoing, it is agreed that:

(a) no Party has relied on any statement or representation which is not expressly incorporated in this Agreement or another Transaction Document and no Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other Party in relation to the Transaction which is not expressly set out in this Agreement or another Transaction Document;

(b) any terms or conditions implied by Law in any jurisdiction in relation to the Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived;

(c) save as otherwise expressly provided in this Agreement, the only right or remedy of a Party in relation to any breach of provision of this Agreement shall be as set forth herein and in accordance with the terms of this Agreement; and

(d) save as otherwise expressly provided in this Agreement or any other Transaction Document, no Party shall owe any duty of care or have any liability in tort with respect to performance of or obligation set forth under this Agreement to the other Party; provided, that nothing in this Section 8.15 shall apply to or otherwise restrict tort claims under applicable Law based on fraud.

Section 8.16 Tax Matters

(a) Each Party shall be responsible for its own Taxes arising in connection with the negotiation, execution, delivery and performance of this Agreement and the Transaction, except as otherwise expressly provided in this Agreement or required by applicable Law.

(b) The Seller shall be responsible for any Vietnamese income tax, capital gains tax, securities transfer tax or similar tax imposed on the Seller in respect of the sale of the Sale Shares. The Buyer shall be responsible for any Taxes, fees or charges imposed on the Buyer in respect of its acquisition, holding or settlement of the Sale Shares.

(c) Any payment under this Agreement shall be subject to any deduction or withholding required by applicable Law. If any Party is required by applicable Law to make a deduction or withholding from any payment, that Party shall be entitled to make such deduction or withholding and shall pay the deducted or withheld amount to the relevant Governmental Authority in accordance with applicable Law.

(d) The Parties shall reasonably cooperate to provide documents and information reasonably required to determine, reduce or administer any applicable Tax withholding, deduction, filing or payment obligation in connection with the Transaction.

Section 8.17 Further Assurance; Necessary Actions

To the extent it is within its powers, each Party agrees to perform (or procure the performance of), at its own cost, unless otherwise agreed, all further acts and things (including the execution and delivery of, or procuring the execution and delivery of, all deeds and documents that may be reasonably required by law or as may be reasonably necessary, required or advisable, procuring the convening of all meetings, the giving of all reasonably necessary waivers and consents and the passing of all resolutions and otherwise exercising all powers and rights available to them) reasonably required to implement and give effect to this Agreement and the Transactions related hereto.

Section 8.18 Third Parties

This Agreement does not create any rights, claims or benefits to any Person that is not a Party hereto and does not create or establish any Third Party beneficiary hereto.

Section 8.19 Reasonableness

Each Party confirms it has had the opportunity to receive independent legal advice relating to all the matters provided for in this Agreement and agrees that the provisions of this Agreement are fair and reasonable.

Section 8.20 Time is of the Essence

Time shall be of the essence of this Agreement as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

Section 8.21 Simplified Agreement

The Parties hereby agree that for the purposes of any regulatory filing with any Governmental Authority in connection with this Agreement and the Transaction contemplated hereunder, the Parties may prepare, execute and deliver a simplified share purchase agreement in the form provided in Schedule 1 (the “Simplified Agreement”), provided that this Agreement will prevail over such Simplified Agreement in the event of any discrepancy.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have caused this agreement to be signed in their respective names as of the date first above written.

MASAN HORIZON COMPANY LIMITED

By:	/s/ Michael Hung Nguyen
Name:	Michael Hung Nguyen
Title:	Authorised Signatory

[Signature Page – Share Purchase Agreement]

THE ELMET GROUP CO.

By:	/s/ Peter V. Anania
Name:	Peter V. Anania
Title:	Chairman and Chief Executive Officer

[Signature Page – Share Purchase Agreement]

Schedule 1
FORM OF SIMPLIFIED AGREEMENT

Schedule 2
FORM OF COMMERCIAL AGREEMENTS

Schedule 3
DISCLOSED ENCUMBRANCES